SOUTHERN CALIFORNIA EDISON COMPANY LOGO                                           Media Statement

FOR IMMEDIATE RELEASE

                                                                 Contact:  Corporate Communications: (626) 302-2255
                                                                                                 www.edisonnews.com

                                     SCE RESPONDS TO CA SUPREME COURT DECISION

         The California Supreme Court today issued its response to questions of state law submitted by the U.S.
Ninth Circuit Court of Appeals regarding the appeal by The Utility Reform Network (TURN) of the settlement agreement between Southern California Edison (SCE) and the California Public Utilities Commission (CPUC).  The
court answered each question by affirming that the settlement conformed to state law.  On Sept. 23, 2002, the
Ninth Circuit Court unanimously rejected all federal law challenges to the settlement but asked the California
Supreme Court to rule on concerns based on alleged violations of California state law.  In response to the court's decision, SCE issued the following statement.

         ROSEMEAD, Calif., Aug. 21, 2003 - SCE is pleased the California Supreme Court has affirmed that the utility's 2001 settlement agreement with the CPUC complied with California law.

         Said SCE Chairman John E. Bryson:  "Today's landmark decision should clear the path for the federal court to uphold our settlement in its entirety.  Recent events illustrate even more clearly the significant role electricity plays in our economy.  The court's decision should enable us to continue our leadership role in enhancing the electric system and ensuring continued reliable service to our customers."

         The California Supreme Court was responding to three state-law questions posed by the federal Ninth
Circuit Court of Appeals in a decision issued in September 2002.  In that decision, the Ninth Circuit rejected all federal law challenges to the stipulated judgment that approved the settlement.  The Ninth Circuit stated
that the only remaining question regarding the validity of the stipulated judgment was whether the CPUC, by agreeing to the settlement, exceeded its authority under California law.  The California Supreme Court has now ruled that the CPUC did not exceed its state-law authority.  The ruling by the California Supreme Court sets the stage for the Ninth Circuit to act expeditiously in issuing a decision that finally resolves TURN's appeal in a manner consistent with the California Supreme Court's guidance.

         Pursuant to the settlement agreement, the CPUC authorized SCE to establish an account to track the recovery of its crisis-related costs.  That collection process is now complete and, effective Aug. 1, SCE was able to reduce rates for all its customers.

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         An Edison International company, Southern California Edison is one of the nation's largest electric utilities, serving a population of more than 12 million via 4.5 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.